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CONTACTS: Investors: Gregory M. Dearlove Vice President & Chief Financial Officer (716) 887-7262	Media: Claire Baillargeon Smith Director of Marketing & Corporate Relations (513) 564-0909, ext. 1728

CTG Reports 2001 Fourth Quarter and Annual Results

Improvement reported in quarterly net income despite difficult economic conditions

BUFFALO, N.Y. - February 11, 2002 - CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced its financial results for the 2001 fourth quarter and full year. The Company reported 2001 fourth quarter revenues of $70.5 million, compared to 2000 fourth quarter revenues of $83.4 million. CTG's net income for the 2001 fourth quarter was $0.4 million, or $0.08 cash income per diluted share and $0.02 net income per diluted share, compared to 2000 fourth quarter net income of $0.2 million, or $0.09 cash income per diluted share and $0.01 net income per diluted share. Cash income excludes the amortization of goodwill and other identifiable intangible assets, which are non-cash expenses.

For 2001, CTG reported revenues of $312.1 million, compared to revenues of $345.7 million in 2000. CTG's net loss for 2001 was $2.2 million, or $0.11 cash income per diluted share and a $0.13 net loss per diluted share, compared to a 2000 net loss of $5.7 million, or a $0.04 cash loss per diluted share and a $0.35 net loss per diluted share.

"CTG reported its second consecutive quarter of modest profitability as our strategy of focusing on core competencies and managing costs produced bottom-line results that exceeded expectations in a difficult economic environment," said CTG President and Chief Executive Officer James R. Boldt. "While this quarter's revenues were slightly below our initial guidance due to a continued weakness in the economy and IT spending, CTG reported better than expected profitability based on our ability to realign our cost structure and control expenses. We reduced selling, general, and administrative (SG&A) expenses by 25% over the course of the year, with SG&A as a percent of revenue declining from 32.4% in the 2001 first quarter to 28.4% in the 2001 fourth quarter, an achievement that required difficult business decisions but one that better positions us to endure this recession and to prosper from an economic recovery."

Mr. Boldt continued, "The healthcare market and application management outsourcing (AMO) continue to be the bright spots in our business as healthcare organizations are increasing their IT spending to ensure compliance with the Health Insurance Portability and Accountability Act (HIPAA) and as more companies consider outsourcing IT functions to reduce costs. Our fourth quarter hire of John Parmigiani, a nationally recognized HIPAA expert, as our HIPAA Compliance practice director, along with our well-established focus on the healthcare market, enhances our position to capitalize on the HIPAA opportunity. We are also experiencing increased proposal activity in our AMO pipeline, which remains strong."

CTG issued guidance for the first quarter of 2002. Based on current business and market conditions, CTG expects that its revenues and net income per share for the first quarter of 2002 will range from $69 million to $70 million and $0.03 to $0.04, respectively. The Company indicated that its forecasted 2002 first quarter earnings exclude goodwill amortization expense, consistent with its January 1, 2002 adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Mr. Boldt concluded, "Despite an even more challenging business climate in 2001 than in prior years, CTG benefited from its diverse customer base, performing work for nearly 570 clients, including more than 100 Fortune 500 companies. While there are some preliminary indications of an economic recovery taking hold as 2002 begins, we remain conservative until the evidence of the strength of the recovery is known. Our strategy for managing through this recession will continue to be focusing on our core services and strengths while actively managing costs."

Backed by 36 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 3,200 IT professionals in nearly 50 offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2000 Form 10-K and Management's Discussion and Analysis section of the Company's 2000 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on February 12, 2002 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG President and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-391-0096 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time February 12, 2002 and 1:00 PM Eastern Time February 13, 2002 by dialing 1-800-633-8284 and requesting reservation number 20235035.

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COMPUTER TASK GROUP, INCORPORATED (CTG)
 Consolidated Statements of Operations

(amounts in thousands except per share data)
	For the Quarter Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2001	2000	2001	2000
Revenue	$ 70,541	$ 83,371	$ 312,130	$ 345,676
Direct Costs	49,375	58,121	220,378	244,328
Selling, General and Administrative Expenses	20,036	24,160	91,338	102,836
Restructuring Charge	---	---	---	4,157
Operating Income (Loss)	1,130	1,090	414	(5,645)
Net Other Expense	(756)	(812)	(3,697)	(3,034)
Income (Loss) Before Income Taxes	374	278	(3,283)	(8,679)
Provision (Benefit) for Income Taxes	21	107	(1,081)	(3,018)
Net Income (Loss)	$ 353	$ 171	$ (2,202)	$ (5,661)
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Net Income (Loss) Per Share:
Basic and Diluted	$ 0.02	$ 0.01	$(0.13)	$(0.35)
	==========	===========	============	==========
Cash*	$ 0.08	$ 0.09	$ 0.11	$(0.04)
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Weighted Average Shares Outstanding:
Basic	16,493	16,323	16,435	16,187
Diluted and Cash	16,594	16,424	16,435	16,187
*	Cash income (loss) per share excludes amortization of goodwill and other intangible assets. Cash income (loss) per share is not a measurement of earnings per share in accordance with Generally Accepted Accounting Principles.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Balance Sheets

(amounts in thousands)

	December 31, 2001	December 31, 2000		December 31, 2001	December 31, 2000
Current Assets:			Current Liabilities:
Cash and Cash Equivalents	$ 3,362	$ 2,562	Accounts Payable	$ 8,193	$ 12,563
Accounts Receivable, Net	51,230	57,968	Accrued Compensation	24,133	26,121
Other Current Assets	4,047	5,535	Income Taxes Payable	-	3,806
	__________	___________	Other Current Liabilities	6,002	11,031
Total Current Assets	58,639	66,065	Total Current Liabilities	38,328	53,521
Property and Equipment, Net	13,082	13,784	Long-term Debt	15,512	9,700
Other Assets	78,077	82,518	Other Liabilities	9,331	10,353
			Shareholders' Equity	86,627	88,793
Total Assets	$ 149,798	$ 162,367	Total Liabilities and Shareholders' Equity	$ 149,798	$ 162,367
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